EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 12th day of April, 2007, between Gales Industries Incorporated, a Delaware corporation (the "Company" or "Employer") and GEORGE ELKINS, a resident of the State of New York ("Executive").

      WHEREAS, the Employer wishes to employ Executive on the terms and conditions set forth in this Agreement, and Executive wishes to be retained and employed by the Employer on such terms and conditions.

      NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Employer and Executive set forth below, the Employer and Executive hereby agree as follows:

      1. Employment. The Employer hereby employs Executive, and Executive hereby accepts such employment and agrees to perform services for the Employer, for the period and on the other terms and subject to the conditions set forth in this Agreement.

      2. Term. Unless terminated at an earlier date in accordance with the provisions of Section 6 of this Agreement, the term of Executive's employment hereunder shall be a period of five (5) years commencing the date (the "Effective Date") on which the shares of Sigma Metals, Inc., a New York corporation ("Sigma") are acquired by the Company or a subsidiary thereof and ending on the fifth anniversary of such date (the "Term").

      3. Position and Duties.

            3.01 Service with the Employer. During the term of this Agreement the Executive shall serve in an executive position with Sigma. The Employer hereby employs Executive in an executive capacity with the title of Chief Executive Officer of Sigma and Executive hereby accepts such employment and undertakes and agrees to serve in such capacity during the Term. In such capacity, Executive shall have such powers, perform such duties and fulfill such responsibilities as are typically associated with such position in comparable companies.

            3.02 Performance of Duties. Executive agrees to serve Employer to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Employer and, upon request, to the business and affairs of Sigma and affiliates thereof. Notwithstanding the foregoing, Executive shall not be precluded from accepting service as a director of other businesses or community organizations or from the management of his investments, provided, however, that any such activities shall not be competitive with the Company and such service shall not detract from Executive's performance or time commitment hereunder. Executive shall report directly to the Board of Directors of the Employer.

            3.03 Key-person Life Insurance. Should the Company determine to obtain key-person life insurance payable to the Company in the event of the death of Executive, Executive agrees to cooperate with such effort.

      4. Compensation.

            4.01 Base Salary. As base compensation for all services to be rendered by Executive under this Agreement, the Employer shall pay to Executive an annual base salary of $225,000 per year (the "Base Salary"). The Base Salary shall be paid on a weekly or bi-weekly basis in accordance with the Employer's normal payroll procedures and policies, subject to applicable deductions as required by law.

            "Operating Profits" as used below means the net income before taxes of Sigma during the applicable period, as indicated in Sigma's financial statements, less noncash expenses related to any employee stock ownership or option plan established by the Company to the extent benefiting employees of Sigma, but without adjustment for any noncash income or noncash charges which are classified as such under generally accepted accounting principles in the United States.

            4.02 Annual Bonus. In addition to the Base Salary, the Employer shall pay to Executive an annual bonus ("Bonus") equal to fifteen (15%) percent of the Base Salary with respect to each fiscal year during the Term in which Sigma achieves an increase of at least five (5%) percent in the Operating Profits over the preceding fiscal year period (the "Threshold Profits Increase").The initial fiscal year in respect of which Executive shall be eligible for a bonus shall be the year ended December 31, 2007, and the operating Profits for such year shall be compared with the Operating Profits for the year ended December 31, 2006. Notwithstanding that this agreement shall begin after January 1, 2007, the operating Profits to be used for purposes of determining whether Executive receives the Bonus shall be the operating Profits for the entire 2007 year. The amount of the annual bonus to be paid to Executive with respect to any fiscal year and any other period of employment which is not a full fiscal year shall be a pro-rated amount of any Bonus which would have been due had the Executive been employed under this Agreement for the full fiscal year, based upon the number of days during which Executive is employed during such year. The Bonus shall be paid by Employer to the Executive within thirty (30) days after the computation of Sigma's Operating Profits for each fiscal year but in no event more than 90 days after the end of each fiscal year of the Term

            4.03 Participation in Benefit Plans. (a) Executive shall be entitled to participate in all employee benefit plans or programs offered to senior employees of Employer (to the extent that Executive meets the requirements for each such plan or program), including without limitation participation in any health, disability, dental, eye care, 401(k), deferred compensation and other similar plans (together with the life insurance and disability policies, "Benefits"), as such plans and programs may be or have been adopted from time to time.

            4.04 Automobile and Other Expenses. The Company will pay to Executive $1,200 per month during the Term as reimbursement for operating expenses and for the payment of the Executive's automobile and insurance in the ordinary course. Employer will also pay the deductible and any other repairs and maintenance expenses. During the term, the Employer will provide a cell phone, laptop computer and other reasonable communication device for the Executive and reimburse the Employee for the monthly expenses relating to cell phone service, laptop and other reasonable communication device. In addition, the Company shall provide Employee with a corporate AMEX card and gas card and the Employer will pay directly for Executive or reimburse Executive for all reasonable out-of-pocket expenses incurred by her in the performance of her duties under this Agreement, subject to the presentment and approval of appropriate itemized expense statements, receipts, vouchers or other supporting documentation in accordance with the Employer's normal policies.

            4.05 Vacation. Executive shall be entitled to four (4) weeks of paid vacation during each twelve (12) month period of employment during the Term.

            4.06 Stock Options and Other Incentive Compensation. In addition to the cash bonus provided in Section 4.2, no later than 90 days after the end of each applicable fiscal year commencing with the year ended December 31, 2007, the Employer shall cause the Company to grant to the Executive stock options in the form attached hereto as Exhibit A to purchase 100,000 shares of Common Stock of the Company ("Common Stock") for each fiscal year during the Term in which the Employer achieves the Threshold Profits Increase. The exercise price of such options will equal the average closing price of the Common Stock on the OTC Bulletin Board during the twenty (20) trading days immediately preceding the date as of which such options are issued. For purposes of any Common Stock options or other similar programs to be granted hereunder, such Common Stock and rights shall be defined to include the Common Stock of any successor corporation or other entity into which the Company is merged, or which acquires substantially all the assets of the Company. The number of options to be granted to Executive with respect to any other period of employment which is not a full fiscal year shall be pro-rated based upon the number of days Executive is employed during such year.

      5. Additional Covenants.

            5.01 Acknowledgments and Stipulations. Executive acknowledges that he is agreeing to the covenants set forth in this Section 5: (a) in consideration of the substantial economic benefits derived by Executive under the terms of this Agreement, (b) in recognition that the services rendered by Executive to Employer will be unique, as are Executive's abilities, skills and experience, (c) in recognition that, as a result of his employment, Executive will acquire and participate in the creation of knowledge and information of a confidential and/or proprietary nature relating to the business of the Company and its affiliates, which is valuable to the Company because the Company will expend substantial time, effort and money to develop such knowledge and information, (d) to induce Employer to employ Executive and disclose certain of such information to Executive, and (e) to induce Employer to enter into this Agreement.

            5.02 Nonsolicitation of Customers and Executives. At all times during the term of Executive's employment with the Employer and for a period of twelve (12) months following the termination of such employment pursuant to
Section 6.01(a) or Section 6.01(f) hereto, (a) Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, solicit or attempt to solicit the business or patronage of, or interfere with the business relationship of the Company and its subsidiaries (collectively, the "Corporation") with any customer of the Corporation, and (b) Executive shall not directly or indirectly cause any other person to employ, solicit, disturb, entice away, or in any other manner persuade any employee of the Corporation to discontinue or alter his or his relationship with the Corporation.

            5.03 Noncompetition. At all times during the term of Executive's employment with the Employer and for a period of twelve (12) months following the termination of such employment for any reason other than a termination of this Agreement by the Employer without cause, Executive whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, shall not engage, directly or indirectly through any other person, in any business, enterprise or employment which competes with the business of the Corporation. Executive acknowledges and agrees that the business of the Corporation is of a worldwide nature and that any geographic limitation on the foregoing covenant would be ineffective to adequately protect the interests of the Corporation. Executive further acknowledges and agrees that the foregoing covenant is an integral part of his agreement to be employed hereunder, is fair and reasonable in light of all of the facts and circumstances of the relationship between Executive, the Employer and the Corporation. In the event any court of competent jurisdiction determines that, notwithstanding the foregoing acknowledgments, the scope of the restricted activities of the foregoing covenant is excessive or not enforceable, or that the foregoing covenant is not enforceable unless it is subject to a geographic limitation, this Agreement shall be deemed amended to reflect the maximum restrictions on activities and geographic scope allowable pursuant to such court's determination. Nothing contained in this Section 5.03 shall be construed as limiting the scope of this Section 5.

            5.04 Limitation on Covenant not to Compete. Ownership by Executive, as a passive investment, of less than two percent (2.00%) of the outstanding shares of capital stock of any corporation, with a cost basis to Executive of less than $250,000, listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5. A breach of this agreement by the Employer giving the Executive the right to terminate (as defined below) shall cancel the restrictive covenant against the Executive and the enforceability of Section 5 herein.

            5.05 Confidential Information. Executive agrees that during and after the period of his employment, he will not, without the authorization of the Company, divulge, disclose or otherwise communicate to any person, other than as necessary or desirable for the business of the Employer pursuant to his responsibilities to the Employer during the Term, any information of a confidential nature pertaining in any way to the Corporation's business, products, practices, techniques, customers, suppliers, functions or operations (the "Confidential Information"), except to the extent that such Confidential Information (a) was disclosed to Executive by a third party who did not obtain the same directly or indirectly from the Corporation, (b) was known prior to disclosure to Executive by the Corporation, (c) at or after the time of disclosure, is or becomes generally available to the public (other than as a result of its disclosure by Executive), (d) is required to be disclosed by Executive pursuant to applicable law or an order of a governing authority applicable to Executive.

      6. Termination.

            6.01 Grounds for Termination. This Agreement shall terminate prior to the expiration of the Term upon the occurrence of any of the following events at any time during the Term:

                  (a) The effective date of Executive's voluntary resignation, for which Executive agrees to give at least 30 days' prior written notice to the Employer;

                  (b) Executive's death;

                  (c) Executive's Disability (as hereinafter defined);

                  (d) Executive elects to terminate his employment 30 or more days after Executive gives the Employer written notice of his intent to terminate his employment ("Notice of Good Reason").

                  (e) Executive's termination by Employer without Cause (as hereinafter defined);

                  (f) Executive's termination by Employer for Cause. For the purposes of this Agreement, "Cause" means, as determined by the Board (or its designee), with respect to conduct during the Executive's employment or service relationship with the Employer, whether or not committed during the Term, (i) indictment of Executive for a felony that has a material adverse effect on the performance of their duties hereunder; (ii) acts of dishonesty by Executive that has a material adverse effect and causes damage to the Employer; (iii) conduct by Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (iv) engaging in personal conduct by Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Employer; and (v) breach of the Executive's covenants set forth in Section 5 before termination of employment; provided, that, the Executive shall have ten
(10) days after notice from the Employer to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for "Cause" shall be effective immediately or on such later date set forth by the Employer in the notice of termination.

            6.02 Severance. If Executive's employment is terminated:

            (a) as a result of Section 6.01(b) or (c), then the Employer shall pay to Executive his full Base Salary, bonuses for the calendar year (or employment period) prior to the year (or employment period) in which such termination occurs and Benefits prorated through the effective date of such termination, and Executive shall be reimbursed for any expenses incurred by his pursuant to Section 4.04 through the termination date; or

            (b)   Executive's termination by Employer without Cause under
                  Section 6.01(e) or Section 6.01(d) and hereunder shall be the Employer's breach of this Agreement and shall entitle Executive to accelerate all such payments due under this Agreement from the date of termination to the expiration of the Term, including costs of any litigation and reasonable attorneys fees to enforce this provision.

            6.03 "Disability" Defined. As used in this Agreement, the term "Disability" or "disabled" shall mean absence from work due to a physical or mental illness or incapacity, injury or condition which prevents the person from normally performing the essential functions of his duties, which continues for a period of at least ninety (90) days. The Executive shall be deemed to have a Disability at the end of such ninety (90) day period if the condition giving rise to the Disability continues. For purposes of this Agreement, the disability shall be deemed to have ceased upon a Shareholder's return to work and resumption of normal duties within two (2) years of the commencement of such disability.

            6.04 Surrender of Records and Property. Upon termination of Executive's employment by Executive or by the Employer, for any reason or for no reason, Executive shall deliver promptly to the Employer all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations, and copies thereof, in whatever medium, which are the property of the Corporation or which relate in any way to the business, products, practices, techniques, customers, suppliers, functions or operations of the Corporation, and all other property and Confidential Information of the Corporation, including, but not limited to, all documents which in whole or in part contain any Confidential Information of the Corporation, which in any of these cases are in his possession or under his control.

            6.05 Resignation. If the Executive's employment is terminated for any reason under the terms of this Agreement, he shall also be deemed to have resigned from any of the following positions: (i) if a member, from the Board of Directors of the Employer, the Company and any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Employer, and (ii) from any position with the Employer, the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Employer, the Company or any of its subsidiaries.

            6.06 Successor. The Employer, or any Person which controls the Employer, shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had occurred. Failure of the Employer or a controlling entity to obtain such written agreement prior to the effective date of any such succession followed by the failure of the successor to honor this Agreement shall be a breach of this Agreement and shall entitle Executive to the rights and benefits hereunder as though he had terminated his employment with Employer for Good Reason, whether or not he terminates his employment with Employer.

      7. Injunctive Relief; Arbitration.

            7.01 Injunctive Relief. Executive agrees that (i) any breach or threatened breach of Sections 5 or 6.04 shall be a material breach of this Agreement, (ii) such breach will cause substantial harm to Employer and/or its customers, the amount of which will be difficult to determine and compute, (iii) the remedies of Employer at law for such breach would be inadequate to fully compensate Employer for the harm caused thereby and (iv) in addition to, but not to the exclusion of any other available remedy, Employer shall have the right to enforce the provisions of Sections 5 and 6.04 by applying for and obtaining temporary and permanent restraining orders, injunctions, decrees of specific performance and other equitable relief from any court of competent jurisdiction without the necessity of filing a bond therefore or proving irreparable harm.

            7.02 Arbitration. Except as set forth in Section 7.01, any claim or dispute of any nature between the parties to this Agreement arising directly or indirectly from the relationship created by this Agreement shall be resolved exclusively by arbitration in New York, New York, in accordance with the applicable rules of the American Arbitration Association. The fees of the arbitrator(s) and other costs (not including attorneys' fees and expenses) incurred by the parties in connection with such arbitration shall be paid by the party which is unsuccessful in such arbitration. The decision of the arbitrator(s) shall be final and binding upon all parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any dispute is submitted to arbitration, each party shall, not later than 30 days before the date set for hearing, provide to the other parties and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all Persons each party intends to call at the hearing.

      8. Finder's Fee.

            8.01 The Employer acknowledges that the Executive may introduce the Company to third party companies (the "Target Companies") which may be interested in being merged into or being acquired by the Company. Such Target Companies are listed on Schedule 8.01(a) and the Executive shall be entitled to add additional Target Companies to such schedule provided that the Employer agrees to allow such addition. The Employer agrees that if the Company completes such a merger with, or acquisition of, a Target Company listed on Schedule 8.01(a) that was introduced to the Company by the Executive, the Employer shall pay to the Executive a fee (the "Finder's Fee") equal to a percentage of the total purchase price paid for such Target Company (the "Acquisition Price") in accordance with the following schedule:

                  5% of the first $1,000,000 of the Acquisition Price;
                  4% of the second $1,000,000 of the Acquisition Price;
                  3% of the third $1,000,000 of the Acquisition Price;
                  2% of the fourth $1,000,000 of the Acquisition Price; and 1% of the Acquisition Price in excess of $4,000,000.

      The Finder's Fee will be paid in cash or certified funds within thirty
(30) days of the closing of said acquisition.

      The parties acknowledge that the entities listed on Schedule 8.01(a) are Target Companies which are deemed to have been introduced by the Executive to the Company and the Company's closing of a merger or acquisition transaction with any entity not identified on such schedule will not entitle any Executive to a Finder's Fee. In order for the Executive to add names to the Schedule 8.01(a), the Employer's consent shall be required. In the event that the Employer or the Company has a similar finder's fee arrangement with any other of its employees with respect to the same Target Company, and the allocation of the Finder's Fee among the Executive and such other employees is not specified in writing, the Finder's Fee will be divided equally among the Executive and such other employees.

      9. Miscellaneous.

            9.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws issues.

            9.02 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the employment of Executive by Employer and supersedes all prior agreements and understandings with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment which are not set forth herein; provided, however, that the benefits conferred under this Agreement are in addition to, and not in lieu of, any and all benefits conferred to Executive under plans and arrangements of Employer.

            9.03 Withholding Taxes. The Employer may withhold from any compensation and benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

            9.04 Amendments. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by all parties hereto.

            9.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

            9.06 No Waiver. No waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party against whom such waiver is sought to be enforced and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.

            9.07 Assignment. This Agreement is a personal service contract and, subject to Section 6.06, shall not be assignable by any party without the written consent of the other parties.

            9.08 Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart. A facsimile signature by any party on a counterpart of this Agreement shall be binding and effective for all purposes. Such party shall subsequently deliver to each other party an original, executed copy of this Agreement; provided, however, that a failure of such party to delivery an original, executed copy shall not invalidate its signature.

            9.09 Notices. All notices and other communications relating to this Agreement will be in writing and will be deemed to have been given when personally delivered, or one Business Day following delivery to a reliable overnight courier or following transmission by electronic facsimile. All notices to the Company or the Subsidiary shall be addressed to the following address and facsimile number:

         1479 North Clinton Avenue
         Bay Shore, NY  11706
         Attn: The President
         Facsimile No.: 631-968-5377

         With a copy to:

         Eaton & Van Winkle
         3 Park Avenue
         New York, New York 10016
         Attn: Vincent J. McGill
         Facsimile:  212-779-9928

or at such other address as the Company may have advised the Executive in writing;

         All notices to Executive shall be addressed to the Executive at the following address:

         45 Jefryn Boulevard
         Deer Park, New York  11729
         Fax: ______________________

         With a copy to:

         1140 Franklin Avenue, Suite 214
         Garden City, NY 11530
         Attn: William B. Ife
         Fax: _______________________

or at such other address as the Executive may have advised the Company in writing.

            9.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         [The remainder of this page has been intentionally left blank]

      IN WITNESS WHEREOF, Executive and the Subsidiary have executed this Employment Agreement as of the date set forth in the first paragraph.

                                              GALES INDUSTRIES INCORPORATED

                                              By:______________________________
                                                  Name:  Peter Rettaliata
                                                  Title: Chief Executive Officer

                                              __________________________________
                                              GEORGE ELKINS

                                    EXHIBIT A

                            FORM OF OPTION AGREEMENT

                          GALES INDUSTRIES INCORPORATED

                             STOCK OPTION AGREEMENT

      THIS AGREEMENT, made as of this ___ day of __________, 20076, by GALES INDUSTRIES INCORPORATED, a Delaware corporation (hereinafter called the "Company"), with GEORGE ELKINS (hereinafter call the "Holder"):

      The Company has adopted a 2005 Incentive Plan (the "Plan"). Said Plan, as it may hereafter be amended and continued, is incorporated herein by reference and made part of this Agreement. Terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

      The Board, which in the absence of a Committee is charged with the administration of the Plan pursuant to Section 4 of the Plan, has determined that it would be to the advantage and interest of the Company to grant the option provided for herein to the Holder as an inducement to remain in the service of the Company or one of its subsidiaries, and as an incentive for increased efforts during such service.

      NOW, THEREFORE, pursuant to the Plan, the Company hereby grants to the Holder as of the date hereof an option (the "Option") to purchase all or any part of ___________ shares of Common Stock of the Company, par value $.001 per share ("Common Stock"), upon the following terms and conditions:

1. The Option shall continue in force through the fifth anniversary of the date of this Agreement (________, 20__) (the "Expiration Date"), unless sooner terminated as provided herein and in the Plan. Subject to the provisions of the Plan, the right to exercise the options shall be fully vested as of the date hereof and shall have an exercise price per share of $______, which is the average of the closing prices of the Common Stock, quoted on the OTC Bulletin Board, for the 20 trading days immediately preceding the date hereof.

      (a) Except as provided hereinbelow, the Option may not be exercised unless the Holder is then an employee (including officers and directors who are employees), non-employee director, consultant, advisor, agent or independent representative of the Company or any subsidiary of the Company or any combination thereof and unless the Holder has remained in the continuous employ or service thereof from the date of the grant.

(b) This option shall not qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) the aggregate Fair Market Value of the Common Stock for which this option is exercisable hereunder would, when added to the aggregate value of the Common Stock or other securities for which any other Incentive Stock options granted to Holder prior to the date hereof (whether under the Plan or any other option plan of the Company or any Parent of or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollars ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Qualified Stock Option.

2. In the event that the employment or service of the Holder shall be terminated prior to the Expiration Date (otherwise than by reason of death or disability), the Option may, subject to the provisions of the Plan, be exercised (to the extent that the Holder was entitled to do so at the termination of this employment or service) at any time within three months after such termination, but not after the Expiration Date, provided, however, that if such termination shall have been for cause or voluntarily by the Holder and without the consent of the Company or any subsidiary corporation thereof, as the case may be (which consent shall be presumed in the case of normal retirement) or voluntarily by the Holder and Holder accepts employment with a competitor of the Company, the Option and all rights of the Holder hereunder, to the extent not theretofore exercised, shall forthwith terminate immediately upon such termination. Nothing in this Agreement shall confer upon the Holder any right to continue in the employ or service of the Company or any subsidiary of the Company or affect the right of the Company or any subsidiary to terminate his employment or service at any time.

3. If the Holder shall (a) die while he is employed by or serving the Company or a corporation which is a subsidiary thereof or within three months after the termination of such position (other than termination for cause, or voluntarily on his part and without the Consent of the Company or subsidiary corporation thereof, as the case may be, which consent shall be presumed in the case of normal retirement or voluntarily by the Holder and Holder accepts employment with a competitor of the Company), or (b) become permanently and totally disabled within the meaning of Section 22 (e) (3) of the Internal Revenue Code of 1986, as amended (the "Code"), while employed by or serving any such company, and if the Option was otherwise exercisable, immediately prior to the occurrence of such event, then such Option may be exercised as set forth herein by the Holder or by the person or persons to whom the Holder's rights under the Option pass by will or applicable law, or if no such person has such right, by his executors or administrators, at any time within one year after the date of death of the original Holder, or one year after the date of permanent or total disability, but in either case, not later than the Expiration Date.

4. (a) The Holder may exercise the Option with respect to all or any part of the shares then purchasable hereunder by giving the Company written notice in the form annexed, as provided in paragraph 8 hereof, of such exercise. Such notice shall specify the number of shares as to which the Option is being exercised and shall be accompanied by payment in full in cash of an amount equal to the exercise price of such shares multiplied by the number of shares as to which the Option is being exercised; provided that, if permitted by the Board, the purchase price may be paid, in whole or in part, by surrender or delivery to the Company of securities of the Company having a fair market value on the date of the exercise equal to the portion of the purchase price being so paid. In such event fair market value should be determined pursuant to the Plan.

(b) The Holder shall, upon notification of the amount due, pay promptly any amount necessary to satisfy applicable feder al, state or local tax requirements. In the event such amount is not paid promptly, the Company shall have the right to apply from the purchase price paid any taxes required by law to be withheld by the Company with respect to such payment and the number of shares to be issued by the Company will be reduced accordingly.

5. Notwithstanding any other provision of the Plan, in the event of a change in the outstanding shares of the Company by reason of a stock dividend, split-up, split-down, reverse split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off, reorganization, liquidation or the like, then the aggregate number of shares and price per unit subject to the Option shall be appropriately adjusted by the Board, whose determination shall be conclusive.

6.

7. This Option shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the Holder other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction. During the life of the Holder, this Option shall be exercisable only by him. Notwithstanding the foregoing, to the extent the Option is deemed a Non-Qualified Stock Option, the Holder shall be permitted to transfer such Option to family members or family trusts established by the Holder. Except as otherwise provided for herein, in the event that the Holder terminates employment with the Company to assume a position with a governmental, charitable, educational or similar non-profit institution, the Holder may nominate a third party, including but not limited to a "blind" trust, to act on behalf or and for the benefit of the Holder with respect to the Option. In addition, the Holder may designate a beneficiary or beneficiaries to exercise the rights of the Holder and receive any distributions upon the death of the Holder.

8. Neither the Holder nor in the event of his death, any person entitled to exercise his rights, shall have any of the rights of a member with respect to the shares subject to the Option until shares have been registered in the name of the Holder or his estate, as the case may be.

9. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Chairman, Michael Gales, and any notice to the Holder shall be addressed to his at his address now on file with the Company, or to such other address as either may last have designated to the other by notice as provided herein. Any notice so addressed shall be deemed to be given on the second business day after mailing, by registered or certified mail, at a post office or branch post office within the United States.

10. In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Option, the determination by the Board, or if one had been appointed, the Committee (as constituted at the time of such determination) of the rights of the Holder shall be conclusive, final and binding upon the Holder and upon any other person who shall assert any right pursuant to this Option.

                                             GALES INDUSTRIES INCORPORATED

                                             By:_______________________________
                                                Name:  Peter Rettaliata
                                                Title: Chief Executive Officer

ACCEPTED AND AGREED:

_________________________
GEORGE ELKINS

                           FORM OF NOTICE OF EXERCISE

TO:   GALES INDUSTIRES INCORPORATED

      The undersigned hereby exercises his option to purchase __________ shares of Common Stock of Gales Industries Incorporated (the "Company") as provided in the Stock Option Agreement dated as of __________, ___ at $__________ per share, a total of $__________ and makes payment therefor as follows:

      10.1 To the extent of $__________ of the purchase price, the undersigned hereby surrenders to the Company certificates for shares of its Common Stock which, valued at $__________ per share, the fair market value thereof, equals such portion of the purchase price.

      10.2 To the extent of the balance of the purchase price, the undersigned has enclosed a check payable to the order of the Company for $__________.

      A stock certificate or certificate for the shares should be delivered in person or mailed to the undersigned at the address shown below.

      The undersigned hereby represents and warrants that it is his present intention to acquire and hold the aforesaid shares of Common Stock of the Company for his own account for investment, and not with a view to the distribution of any thereof, and agrees that he will make no sale, thereof, except in compliance with the applicable provisions of the Securities Act of 1933, as amended.

                                                     Signature:
                                                     Address:



Dated: _________________